Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nam Tai Property Inc. of our report dated April 29, 2026, with respect to the consolidated balance sheets of Nam Tai Property Inc. and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of comprehensive income/(loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025 and the related notes (collectively referred to as the consolidated financial statements).

/S/ MRI MOORES ROWLAND LLP

MRI MOORES ROWLAND LLP
Public Accountants and Chartered Accountants

Singapore, May 13, 2026

PCAOB ID : 06955

MRI Moores Rowland LLP (T14LL1146H) 72 Anson Road #07-04 Anson House, Singapore 079911 Web www.mooresrowland.sg Tel + 65 6221 6116